Exhibit 10.7

RELOCATION AGREEMENT

THIS AGREEMENT, effective as of the date executed by all parties, is entered into by and between Pixelworks, Inc., an Oregon corporation (“Company”), and Hans Olsen, an individual (“Executive”).

Company wishes Executive to relocate to the San Francisco Bay Area, and views his ability to do so with minimum personal distraction and maximum ability to focus on the Company’s business, as key to the creation and maintenance of shareholder value following the Company’s merger with Genesis Microchip Inc. The closing date of that merger is called the Closing Date in this Agreement.

The parties therefore agree:

1.	Relocation Timetable.

Executive will open an office in Alviso, California within three (3) months following the Closing Date. He will further use all reasonable efforts to establish a principal residence in the San Francisco Bay Area within nine (9) months after the Closing Date, but in no event will Executive establish such principal residence later than the anniversary of the Closing Date. Executive will be eligible to receive the following relocation assistance.

2.	Relocation Benefits.

Company will provide Executive the relocation benefits described below. If, however, Executive voluntarily chooses to leave Company for any reason other than for “Involuntary Termination” (as defined in Executive’s Change of Control Severance Agreement) during the first year following the Closing Date, a prorated portion of the monies given to Executive for relocation expenses under this Section will become due and payable to Company on Executive’s last day of employment (based on 1/12th for each month Executive’s termination precedes 12 months of service with Company). By signature below, Executive agrees that such amount shall be deducted from any compensation payable to Executive at that time.

(a)    Home Sale Assistance.    Company will reimburse all reasonable non-recurring closing costs necessary for the sale of Executive’s Portland-area home, as well as sales commission of up to 6% of the sales price. In addition, Company shall provide Executive with up to $10,000 for miscellaneous repairs to that home in order to prepare it for sale. Total payment to Executive under this subsection (a) shall not exceed $50,000.

(b)    Temporary Living Expenses.    To assist Executive with temporary living expenses and the possibility of maintaining two residences, Company shall reimburse Executive reasonable expenses incurred to rent an apartment and furniture in the San Francisco Bay Area, to secure cleaning services for that apartment, and to lease an automobile for use in the San Francisco Bay Area, for up until twelve (12) months after the Closing Date. Company will also reimburse the Executive for reasonable airfare for weekly personal trips, which may be used either by Executive or by Executive’s spouse, between the San Francisco Bay Area and Portland, Oregon prior to the relocation of Executive’s principal residence, for up to twelve (12) months after the Closing Date.

(c)    Home Purchase/Lease.    Company will purchase a home of Executive’s selection, and will pay all closing costs and required repairs prior to initial habitation, up to a total cost of Three Million Dollars ($3,000,000.00), and will lease that home to Executive under the terms attached as Exhibit A hereto. The lease will run for the term of Executive’s employment with Company, plus eighteen months, or for such shorter term as the Executive may elect. The term of the lease is independent of the reason Executive has left Company’s employ, provided that if Executive is terminated for Cause or voluntarily resigns for reasons other than Involuntary Termination, Company will charge reasonable fair market rent for the property during the remaining term of the lease. If the parties do not otherwise agree on such fair market rent, the amount shall be determined by a real estate agent or broker, knowledgeable in the local market for leased residential real estate, who is either mutually agreed upon or, if mutual agreement is not reached within ten days of either party’s proposal, selected by the agreement of two agents or brokers, one selected by each party, and each of whom would themselves meet the qualification. Each party will pay the expenses of a choosing agent, and Company will pay the expenses and fees of a determining agent.

(d)    Tax Gross-up.    During the period of the continuation of the lease described in subsection (c), Company will provide Executive with reimbursement of Executive’s additional tax expenses associated with any imputed benefits of the lease (if any), on a grossed-up basis. Such additional expenses shall be determined by reference to Executive’s applicable tax returns, as reported to Company by Executive’s tax accountant, who shall be reasonably acceptable to Company.

(e)    Moving Expenses.    Company will reimburse Executive for reasonable expenses incurred in transporting the household goods and automobiles of Executive’s household family, including packing and unpacking. Company will also reimburse Executive for reasonable airfare incurred in moving Executive’s household family members. Total reimbursement under this subsection (e) shall not to exceed $50,000.

(f)    Return Expenses.    Following termination of Executive’s employment, provided Executive has not voluntarily elected to leave Company’s employ for any reason other than Involuntary Termination or retirement, Company will reimburse Executive for reasonable expenses incurred in transporting the household goods and automobiles of Executive’s household family, including packing and unpacking, and for reasonable airfare incurred in moving Executive’s household family members back to the Portland area, provided such expenses are incurred within eighteen months of the termination date and are not reimbursed by any other entity. Total reimbursement under this subsection (f) shall not to exceed $50,000.

3.	Governing Law.

This Agreement and the rights and obligations hereunder shall be governed by the laws of Oregon, and Executive and Company specifically consent to the jurisdiction of the courts of Oregon over any action or arbitration arising out of or related to this Agreement.

4.	Severability.

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

5.	Waiver.

The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving party. No delay in exercising any right shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.

6.	Notices.

All notices provided for herein shall be in writing and shall be deemed to have been given when delivered personally, when deposited in the United States mail, registered or certified, postage prepaid, or when delivered to a telegraph company, addressed as follows:

To Company:	Attn: CFO Pixelworks, Inc. 8100 S.W. Nyberg Rd., Suite 300 Tualatin, OR 97062

To Executive:	Hans Olsen

or at such other addresses as either of said parties may from time to time in writing appoint.

7.	Integration.

The parties acknowledge that this Agreement is a supplement to, and is intended to amend and modify, the Change of Control and Severance Agreement entered into between the parties, and that relocation as contemplated by this Agreement does not constitute Involuntary Termination under that agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of Company by its duly authorized officer.

PIXELWORKS, INC.

Dated:	By:
Allen Alley, President and CEO

Dated:
Hans Olsen